Exhibit 99.1

Capitala Finance Corp. Reports Third Quarter 2018 Results

CHARLOTTE, NC, November 5, 2018--Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for the third quarter of 2018.

Third Quarter Highlights

•	Net investment income of $3.9 million, or $0.24 per share
•	Equity investments, on a fair value basis, decreased by $23.1 million during the quarter, mostly through Western Windows Systems, LLC exit ($9.8 million gain), and the exercise of the Eastport Holdings, LLC call option
•	The Company is co-investing with Capitala Specialty Lending Corp., now fully operational and originating first lien debt investment opportunities up to $100 million

Management Commentary

In describing the Company’s third quarter results, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “Since early 2016 when we changed the investment strategy to focus on senior secured loans, we have been working diligently on rebalancing the investment portfolio. While our NAV per share has declined during that time, our non-performing assets have declined from a high of 10.4% at June 30, 2017, to 2.9% at September 30, 2018. In addition, senior secured loans are 51.1% of the portfolio at September 30, 2018, up from 36.2% at March 31, 2016. We are on a path to fully rebalance the portfolio over the next several quarters to achieve our 2016 strategic direction of moving from a primarily mezzanine investment strategy to a predominantly senior debt investment strategy.”

Third Quarter 2018 Financial Results

During the third quarter of 2018, the Company originated $19.9 million of new investments, and received $42.6 million of repayments. Debt investments totaled $19.6 million, all first lien investments with a weighted average annualized yield of 9.7%, while equity investments totaled $0.3 million.

Total investment income was $11.5 million for the third quarter of 2018, compared to $12.3 million in the third quarter of 2017. Interest and fee income increased by $0.7 million in the third quarter of 2018 compared to 2017, mostly related to increases in yields on variable rate loans through increases in 30 day LIBOR rates. The Company’s focus on reducing PIK income as a percentage of total income continues, as evidenced by a $0.9 million reduction in PIK income for the comparable periods. Dividend income was $0.5 million lower during the third quarter of 2018 as compared to 2017, related to a one-time dividend paid during 2017.

Total expenses for the third quarter of 2018 were $7.7 million, compared to $7.9 million for the comparable period in 2017. Interest and financing costs was $0.3 million lower in the third quarter of 2018 as compared to 2017, the result of lower average balances outstanding on the Company’s senior secured line of credit. General and administrative expenses increased $0.2 million for the third quarter of 2018 as compared to 2017, driven by legal costs associated with defense of a class action suit, filed during the fourth quarter of 2017.

Net investment income for the third quarter of 2018 was $3.9 million, or $0.24 per share, compared to $4.4 million, or $0.28 per share, for the same period in 2017.

Net realized gains totaled $6.3 million, or $0.39 per share, for the third quarter of 2018, compared net losses of $10.3 million, or $0.65 per share, for the same period in 2017. During the quarter, the Company realized a $9.8 million gain on its equity investment in Western Windows Systems, LLC, partially offset by a $3.7 million loss on its first lien debt investment to Kelle’s Transport Service, LLC.

Net unrealized depreciation totaled $22.0 million, or $1.37 per share, for the third quarter of 2018, compared to appreciation of $2.8 million for the third quarter of 2017. Contributing to the depreciation for the third quarter of 2018 was the reversal of $6.3 million of previous appreciation related to our net realized gains during the period, while the remainder of the portfolio collectively depreciated by $15.7 million, mostly related to On Site Fuel Services, Inc.

During the third quarter of 2018, the Company recorded a tax provision of $0.1 million compared to a $2.7 million provision for the comparable period in 2017.

The net decrease in net assets resulting from operations was $11.9 million for the third quarter of 2018, or $0.74 per share, compared to a net decrease of $5.8 million, or $0.36 per share, for the same period in 2017.

Investment Portfolio

As of September 30, 2018, our portfolio consisted of 42 companies with a fair market value of $439.4 million and a cost basis of $411.7 million. First lien debt investments represented 51.1% of the portfolio, second lien debt investments represented 7.3% of the portfolio, subordinated debt investments represented 18.3% of the portfolio, and equity/warrant investments represented 23.3% of the portfolio, based on fair values at September 30, 2018. On a cost basis, equity investments comprised 13.1% of the portfolio at September 30, 2018. The weighted average yield on our debt portfolio was 12.0% at September 30, 2018, compared to 11.4% at June 30, 2018.

At September 30, 2018, we had debt investments in three portfolio companies on non-accrual status with a fair value and cost basis of $12.7 million and $31.8 million, respectively. Non-accrual loans, on a fair value and cost basis, represent 2.9% and 7.7%, respectively, of the portfolio at September 30, 2018. At December 31, 2017, the fair value of the non-accrual investments was $25.0 million, with a cost basis of $50.1 million.

Liquidity and Capital Resources

At September 30, 2018, the Company had $50.5 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $165.7 million with an annual weighted average interest rate of 3.25%, $75.0 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%. At September 30, 2018, the Company $114.5 available on its undrawn senior secured revolving credit facility, which is priced at LIBOR plus 3.0%. The Company’s regulatory leverage ratio at September 30, 2018 was 0.62x, compared to 0.61x at December 31, 2017. During the third quarter of 2018, the Company repaid $5.0 million of SBA debentures scheduled to mature on March 1, 2019, bearing an interest rate of 4.62%.

Subsequent Events

On October 29, 2019, Hibbett Sports, Inc. announced that it signed a definitive agreement to acquire City Gear, LLC, a portfolio company of Capitala. The transaction is scheduled to close during the fourth quarter of 2018.

On November 1, 2018, the Company’s Board of Directors approved that the Company be subject to a minimum asset coverage ratio of at least 150% to be effective as of November 1, 2019, unless the Company’s shareholders approve the 150% minimum asset coverage ratio prior to the Board’s effective date.

Third Quarter 2018 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday, November 6, 2018. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second liens, subordinated debt and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $2.7 billion asset management firm that provides capital to lower and traditional middle market businesses throughout North America with office locations in Atlanta, Charlotte, Fort Lauderdale, Los Angeles, New York, and Raleigh.  Capitala’s lower middle market investment strategy focuses on investing in debt securities with minority equity co-investments with less than $250 million in enterprise value through its permanent capital vehicles, Capitala Finance Corp. (Nasdaq:CPTA) and Capitala Specialty Lending Corp. (CSLC).  Capitala’s growth fund strategy targets control and minority equity investments, typically coupled with credit investments, in lower middle market companies with less than $30 million in enterprise value through both SBIC (CapitalSouth SBIC Fund IV, L.P.) and non-SBIC closed-end funds.  Capitala Group has invested in over 150 companies since its inception in 1998 and seeks to partner with strong management teams to create value and achieve optimal outcomes for its investors. For more information, visit our website at www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	September 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Investments at fair value
Non-control/non-affiliate investments (amortized cost of $238,039 and $298,132, respectively)	$247,128	$288,374
Affiliate investments (amortized cost of $100,520 and $77,336, respectively)	132,868	103,957
Control investments (amortized cost of $73,098 and $89,559, respectively)	59,425	107,608
Total investments at fair value (amortized cost of $411,657 and $465,027, respectively)	439,421	499,939
Cash and cash equivalents	50,456	31,221
Interest and dividend receivable	4,044	2,976
Due from related parties	-	95
Prepaid expenses	151	309
Other assets	128	55
Total assets	$494,200	$534,595

LIABILITIES
SBA debentures (net of deferred financing costs of $1,842 and $2,300, respectively)	$163,858	$168,400
2022 Notes (net of deferred financing costs of $2,117 and $2,496, respectively)	72,883	72,504
2022 Convertible Notes (net of deferred financing costs of $1,342 and $1,583, respectively)	50,746	50,505
Credit Facility (net of deferred financing costs of $1,021 and $1,293, respectively)	(1,021)	7,707
Management and incentive fees payable	2,509	2,172
Interest and financing fees payable	1,509	3,141
Trade settlement payable	-	175
Deferred tax liability, net	104	1,289
Written call option at fair value (proceeds of $0 and $20, respectively)	-	6,815
Accounts payable and accrued expenses	16	-
Total liabilities	$290,604	$312,708

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 16,017,970 and 15,951,231 common shares
issued and outstanding, respectively	$160	$160
Additional paid in capital	241,543	241,027
Total distributable loss	(38,107)	(19,300)
Total net assets	$203,596	$221,887
Total liabilities and net assets	$494,200	$534,595

Net asset value per share	$12.71	$13.91

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2018	2017	2018	2017
INVESTMENT INCOME
Interest and fee income:
Non-control/non-affiliate investments	$6,692	$6,935	$20,915	$23,978
Affiliate investments	1,852	1,187	5,870	3,344
Control investments	1,898	1,639	5,585	5,209
Total interest and fee income	10,442	9,761	32,370	32,531
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	350	1,103	1,482	3,810
Affiliate investments	343	611	1,118	1,254
Control investments	295	166	715	574
Total payment-in-kind interest and dividend income	988	1,880	3,315	5,638
Dividend income:
Non-control/non-affiliate investments	-	-	59	168
Affiliate investments	29	555	87	612
Control investments	25	25	75	330
Total dividend income	54	580	221	1,110
Other Income	-	48	-	125
Interest income from cash and cash equivalents	46	43	78	85
Total investment income	11,530	12,312	35,984	39,489

EXPENSES
Interest and financing expenses	4,320	4,585	13,015	14,726
Loss on extinguishment of debt	-	-	-	2,732
Base management fee	2,254	2,417	6,871	7,436
Incentive fees	-	-	244	1,308
General and administrative expenses	1,105	900	3,334	2,941
Expenses before incentive fee waiver	7,679	7,902	23,464	29,143
Incentive fee waiver	-	-	-	(958)
Total expenses, net of fee waivers	7,679	7,902	23,464	28,185

NET INVESTMENT INCOME	3,851	4,410	12,520	11,304

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND WRITTEN CALL OPTION:
Net realized gain (loss) from investments:
Non-control/non-affiliate investments	9,874	(10,381)	(15,820)	(5,336)
Affiliate investments	93	98	956	4,587
Control investments	(3,669)	-	(5,315)	-
Net realized gain (loss) on investments	6,298	(10,283)	(20,179)	(749)
Net unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	(8,380)	9,605	18,847	(3,245)
Affiliate investments	11,730	(1,472)	5,727	(498)
Control investments	(32,100)	(4,946)	(31,722)	(7,728)
Net unrealized appreciation (depreciation) on investments	(28,750)	3,187	(7,148)	(11,471)
Net unrealized appreciation (depreciation) on written call option	6,795	(407)	6,795	(2,819)
Net realized and unrealized loss on investments and written call option	(15,657)	(7,503)	(20,532)	(15,039)
Tax benefit (provision)	(110)	(2,660)	1,185	(2,660)
Total net realized and unrealized loss on investments and written call option, net of taxes	(15,767)	(10,163)	(19,347)	(17,699)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(11,916)	$(5,753)	$(6,827)	$(6,395)

NET DECREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$(0.74)	$(0.36)	$(0.43)	$(0.40)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC AND DILUTED	16,001,919	15,911,160	15,981,154	15,891,636

DISTRIBUTIONS PAID PER SHARE	$0.25	$0.39	$0.75	$1.17